Exhibit 99.1 200 E Randolph St Chicago IL 60601 Tel: +1 312 782 5800 Contact Molly Schlax Date November 24, 2014 Telephone +1 312 729 3661 Email molly.schlax@fleishman.com JLL Income Property Trust Announces 3Q 2014 Portfolio Activities • Increased gross distributions per share from $0.11 to $0.12 per quarter, a 9.1% increase • Closed on accretive $10.2 million financing secured by Charlotte Distribution Center • Disposed of two non-strategic assets • Reduced Company-level leverage ratio to 46% • Reduced weighted average interest rate to 4.20% • Realized 0.97% share appreciation • Achieved Q3 net returns: 2.04% on M shares and 1.88% on A shares Chicago (November 24, 2014) – Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), an institutionally-managed, non-listed, daily valued perpetual life REIT, today announced the results of its execution on a number of strategic initiatives in the third quarter of 2014, improving operational performance to better position its portfolio of diversified core properties for future growth and enhancement of stockholder value. Activities included the disposition of non-strategic assets, the reduction of company-wide loan to value ratio and the second increase in its quarterly distribution in less than two years. “With our two 3Q dispositions, over the last two years we have sold 17 assets, all at arms-length market determined pricing and every one of those sales closed within 1% of our most recent independent appraised value,” commented Allan Swaringen, President and CEO of JLL Income Property Trust. “We believe those sales speak volumes to the credibility of our valuation methodologies and ultimately should translate to confidence in our daily NAV.”

JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms. For more information on JLL Income Property Trust, please visit our website at www.jllipt.com. About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $53 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.